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                                                                    EXHIBIT 99.1

Contact:  Scott R. White                                   For Immediate Release
          Executive Vice President
          Corporate Development
          Budget Group, Inc.
          (630) 955-7600

          BUDGET GROUP PROPOSES TO ISSUE $350 MILLION OF SENIOR NOTES

DAYTONA BEACH, FL, MARCH 22, 1999 - Budget Group, Inc. (NYSE:BD) announced today that it proposes to issue $350 million of senior notes due 2006 pursuant to Rule 144A of the Securities Act of 1933.

     Budget Group expects that the proposed private offering will be consummated by April 9, 1999. Budget Group will use the net proceeds of the proposed offering to reduce asset-backed indebtedness. The notes issued pursuant to the offering will have registration rights but will not be initially registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

     Budget Group, Inc. is a global network of vehicle rental and sales companies operating in three principal segments: Car Rental, Truck Rental and Car Sales. In Car Rental, Budget Group, through subsidiary companies and their franchisees, operates Budget Rent a Car Corporation, the world's third largest car and truck rental system, and Premier Car Rental, the nation's third largest company serving the insurance replacement market. The company also operates VPSI, the U.S. leader in commuter van pooling services, and Budget Airport Parking, a system of airport parking units located adjacent to Budget Rent a Car facilities in select locations. In Truck Rental, Budget Group operates Ryder TRS, the nation's second largest consumer truck rental company; Budget Truck Rental, the third largest consumer truck rental company; and Cruise America, the largest recreational vehicle rental and sales company in North America. In Car Sales, Budget Group operates Budget Car Sales, one of the leading independent retailers of late model vehicles in the U.S. with both new and used car dealerships.

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